THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED BY ANY PERSON, INCLUDING A PLEDGEE, UNLESS (1) EITHER (A) A REGISTRATION STATEMENT WITH RESPECT THERETO SHALL BE EFFECTIVE UNDER THE SECURITIES ACT, OR (B) THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT IS AVAILABLE, AND (2) THERE SHALL HAVE BEEN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

INTELLECT NEUROSCIENCES, INC.

FORM OF PROMISSORY NOTE

$______	New York, New York
_________, 2009

INTELLECT NEUROSCIENCES, INC., a Delaware corporation (the “Company”), for value received, hereby promises to pay to NAME, or its assigns (the “Payee”), the principal sum of INSERT AMOUNT ($XXXXX) together with all interest accruing hereunder and all other costs and fees accruing hereunder in cash no later than six (6) months from the date hereof; provided, however, that in the event that a Liquidity Event (as defined below) occurs earlier than the expiration of such six month period,  then the full principal amount together with any interest due and outstanding shall become due and payable in full no later than five business days following the Liquidity Event (hereinafter, the expiration of such six month period or the fifth business day following the occurrence of a Liquidity Event, whichever is earlier, is referred to as the "Due Date")  Interest shall accrue on the unpaid principal balance at an annual interest rate of ten percent (10%).  All such accrued interest shall be payable at the same time that the Company pays any principal amount of this Note.

A “Liquidity Event” shall mean the receipt by the Company of cash proceeds in an amount of at least $1,125,000 from the sale of Company common stock. The Company agrees to notify Payee of the occurrence of a Liquidity Event no later than two business days after it has occurred.

The Company and all endorsers of this Note hereby waive presentment, demand, protest and notice.  Payee shall, promptly upon full payment by the Company of the principal of and interest on this Note, together with all costs and expenses, if any, due hereon, surrender this Note to the Company for retirement and cancellation, provided, however, that to the extent the Company makes a payment or payments to Payee, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, and/or required to be repaid to a trustee, receiver, or any other party under the United States Bankruptcy Code, as amended, or any other applicable law, common law, or equitable causes (a "Voidable Transfer") and Payee is required to repay or restore any such Voidable Transfer or the amount or any portion thereof, or upon the advice of its counsel is advised to do so, then as to any such Voidable Transfer or the amount repaid or restored (including all costs, expenses and attorneys' fees of Payee related thereto), the liability of the Company shall automatically be revived, reinstated and restored and shall exist in full force and effect as though such Voidable Transfer had never been made.

Should the indebtedness evidenced by this Note or any part thereof be collected in any proceeding at law, or this Note be placed in the hands of an attorney for collection after default by the Company in making any payment of principal and interest hereunder, the Company agrees to pay all costs of collecting the balance due under this Note, including reasonable attorneys' fees and expenses and court costs, if any.

1. Event of Default.  In the case of an Event of Default (as defined below) as specified in clauses (i) or (ii) of the definition thereof, the principal of and accrued and unpaid interest on the Note shall ipso facto become and be immediately due and payable without any declaration or other act on the part of any holder of this Note.  In the case of an Event of Default as specified in clauses (iii) or (iv) of the definition thereof, Payee may, at its option, by notice to the Company, declare this Note to be immediately due and payable together with interest accrued thereon.  For purposes hereof, “Event of Default” means the occurrence of any of the following:

(i) the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of the Company in an involuntary case under any bankruptcy laws, as now constituted or hereafter amended, or any other applicable  bankruptcy, insolvency or other similar laws, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or for any substantial part of the Company’s property, or ordering the winding-up or liquidation of any of Company’s affairs and the continuance of any such decree or order unstayed and in effect for a period of 30 consecutive days;

(ii) the commencement by the Company of a voluntary case under any applicable bankruptcy laws, as now constituted or hereafter amended, or any other applicable bankruptcy, insolvency or other similar laws, or the consent by the Company to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or for any substantial part of the Company’s property, or the making by any of them of any assignment for the benefit of creditors;

(iii)  default of any covenant, condition or agreement on the part of the Company in the Note, which default is not cured within 5 days of the date of written notice thereof to the Company by Payee, provided, however, that, notwithstanding the foregoing, failure of the Company to make payment in full hereunder on the Due Date shall immediately constitute an Event of Default with no further action required on the part of the Payee; or

(iv)  the breach of any representation or warranty made by the Company in the Note, which breach is not cured within five (5) business days of receipt by the Company of notice of such breach sent by the Payee.

2. Loss, Theft or Destruction of Note.  Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft or destruction of this Note, the Company will make and deliver a new Note which shall carry the same rights to interest (unpaid and to accrue) carried by this Note, stating that such Note is issued in replacement of this Note, making reference to the original date of issuance of this Note (and any successors hereto) and dated as of such cancellation, in lieu of this Note.

3.  Guaranty.  In order to secure the payment and performance of all obligations of the Company now or hereafter existing under this Note, Margie Chassman (the “Guarantor”) hereby unconditionally guarantees full and timely payment of all amounts due and owing under this Note. The Payee acknowledges that this guaranty is not secured by the granting of a security interest in any assets of the Guarantor, the Company or any other person or entity.

4. Miscellaneous.

(a) Issue Date.  The provisions of this Note shall be construed and shall be given effect in all respect as if it had been issued and delivered by the Company on the date hereof.

(b) Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws.  Any action brought by either party against the other concerning the transactions contemplated by this Note shall be brought only in the state courts of New York or in the federal courts located in the state of New York.  All parties and the individuals executing this Note and other agreements on behalf of the parties agree to submit to the jurisdiction of such courts and waive trial by jury.  In the event that any provision of this Note or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

(c) Assignment.  Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part by Company to any person or entity without the prior written consent of Payee.

(d) Notices.  Any notice, request or other communications required or permitted hereunder shall be given upon personal delivery, by certified first class mail, postage prepaid or by a nationally known overnight courier service and addressed to the parties as follows:

To the Company:	Intellect Neurosciences, Inc. 7 West 18th Street, 9th Floor New York, New York 10011, USA Att: Elliot Maza, Chief Financial Officer

To the Guarantor:	Margie Chassman 445 West 23rd Street New York, New York 10011

To Payee:	Insert name and address
or to such other single place as any single addressee shall designate by written notice to the other addressee.  Any notice, request or other communications required or permitted hereunder shall be deemed to have been given or made three (3) business days after being deposited by registered mail with proof of delivery, or, in the case of notice by overnight courier service, the next business day.

(e) Enforcement; Expenses.  The Company shall pay all fees and expenses, including attorney’s fees, incurred by Payee in the enforcement in any of the Company’s obligations hereunder not performed when due.

IN WITNESS WHEREOF, the undersigned has caused this Promissory Note to be executed on the date first written above.

INTELLECT NEUROSCIENCES, INC.

By _____________________________
Name: Elliot Maza
Title:   Chief Financial Officer

THE GUARANTOR (as to the obligations under Section 3 of this Note)

By _____________________________
Name: Margie Chassman